SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                 POST EFFECTIVE
                                AMENDMENT NO. 1
                                       to
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           Commission File No. 0-22661

                                VTEX ENERGY, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                     Nevada
         (State or other jurisdiction of incorporation or organization)

                                   76-0582614
                      (I.R.S. Employer Identification No.)

                11811 North Freeway, Suite 200, Houston, TX 77060
          (Address of Principal Executive Offices, including ZIP Code)

                   VTEX ENERGY EMPLOYEE BENEFIT PLAN NUMBER 8
                            (Full Title of the Plan)

                                  Stephen Noser
                         11811 North Freeway, Suite 200
                              Houston, Texas, 77060
                                 (281) 445-5880
            (Name, Address and Telephone Number of Agent for Service)

                                Explanatory Note
            Amendment No. 1 to the Registration Statement on Form S-8
                            Filed on November 30, 2006

VTEX Energy, Inc., (the "Company") is filing this Amendment to Form S-8 Registration Statement, as filed with the Securities and Exchange Commission on November 30, 2006 (the "Original Filing"). The purpose of filing this Amendment is to correct the number of shares designated by the Board of Directors of the Company and the term of the plan in the exhibit identified as Exhibit 10 VTEX Energy Employee Benefit Plan Number 8 to the Original Filing.

The Company is amending Exhibit 10 for the number of shares designated by the Board of Directors of the Company and the term of the plan.


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


                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 5th day of December 2006.

VTEX ENERGY, INC.

By /s/ Marshall Smith
   ------------------
   Marshall Smith
   Chairman  and Chief Executive Officer

By /s/ Randal McDonald
   -------------------
   Randal McDonald
   Chief Financial Officer, Principal Accouting
   Officer and Treasurer


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

   Signature                      Title                      Date

By /s/ Stephen Noser              President                  December 5, 2006
   -----------------              and Director
   Stephen Noser

By /s/ Randal McDonald            Chief Financial Officer,
   -------------------            Principal Accounting
   Randal McDonald                Officer, Treasurer and
                                  Director                   December 5, 2006

By /s/ John E. Seago              Director                   December 5, 2006
   -----------------
   John E. Seago

By /s/ Marshall Smith             Director, Chairman         December 5, 2006
   ------------------             and Chief Executive
   Marshall Smith                 Officer



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


EXHIBIT 10

               VTEX ENERGY, INC. EMPLOYEE BENEFIT PLAN - Number 8

PURPOSE. This Employee Benefit Plan (the "Plan"), is designated to provide for awards of the Company's common stock, or options to acquire common stock, to selected employees, who, individually or as members of a group, contribute in a substantial degree to the success of the Company, thus affording them a means of participating in that success and an incentive to contribute to that further success.

DEFINITIONS. The following works and phrases as used herein shall have the meaning set forth below:

     "Company" shall mean VTEX Energy, Inc.

     "Employee" shall mean any officer, employee of and consultant or adviser to the Company.

     "Share" shall mean one share of the Company's common stock, $.001 par value.

     "Board" shall mean the Board of Directors of the Company.

ADMINISTRATION. The Plan shall be administered by the Board. The Board may establish a committee of the Board consisting of one or more of its members to administer the Plan and such committee may establish such rules and regulations as necessary for proper administration of the Plan and make such determinations and take such action in connection with or in relation to the Plan as necessary to carry out the Plan's purpose.

ELIGIBILITY. The individuals eligible to receive awards under the Plan shall be such Employees as the Board or its committee shall from time to time determine.

SOURCE OF AWARDS. The Board of Directors of the Company shall designate 2,500,000 Shares for awards pursuant to this Plan.

AWARDS. The Board or its committee shall determine the awards to be made from time to time to the Employees. The Board or its committee shall take into consideration the recommendations of management in making its determinations. Awards under the Plan may be either in the form of direct grants of Shares or options to acquire Shares under such terms and conditions as the Board may in its discretion provide. Any options exercised pursuant to their terms and conditions may be satisfied with Shares issued pursuant to the Plan.

PAYMENT OF AWARDS. The number of Shares of each award shall be delivered to the Employee as soon as practicable after the award is granted.

FINALITY OF DETERMINATIONS. Each determination made by the Board or its committee shall be final and shall be binding and conclusive for all purposes and upon all persons and the Board.

LIMITATIONS. No Employee of the Company shall have any right (legal, equitable, or otherwise) to be granted an award under the Plan, nor shall the existence of the Plan give any Employee the right to be retained in the employ of the Company.

AMENDMENT OR TERMINATION. The Board of Directors of the Company may discontinue the Plan at any time and may from time to time amend the terms of the Plan.

TERM OF THE PLAN. Awards under this Plan shall be for recognition of services performed after June 30, 2006.

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